As filed with the Securities and Exchange Commission on July 9, 2008
Registration No. 333- 146337

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
on
FORM S-1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

180 CONNECT INC.
(Exact name of registrant as specified in its charter)

Delaware	1731	20-2650200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David Baker
Senior Vice President
180 Connect Inc.
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
John A. Laco, Esq.
Christine Tam, Esq.
O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
(213) 430-6407 — Facsimile
Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     On September 26, 2007, 180 Connect Inc. (the “Company”) filed a registration statement on Form S-3, Registration No. 333-146337 (as amended on November 29, 2007, the “Registration Statement”), to register the resale of up to 942,060 shares of common stock of the Company, par value $0.0001 per share (the “Registered Securities”), that may be offered and sold from time to time by certain selling stockholders named in the prospectus contained therein, to be issued upon the exercise of outstanding warrants originally issued to certain investors in a private placement by 180 Connect Inc., a Canadian corporation, on March 21, 2006 and assumed by the Company (formerly known as Ad.Venture Partners, Inc.) pursuant to an arrangement consummated on August 24, 2007.
     On April 18, 2008, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with DIRECTV Enterprises, LLC (the “Purchaser”) and DTV HSP Merger Sub, Inc., a wholly owned subsidiary of the Purchaser (“Merger Sub”). In accordance with the terms of the Merger Agreement, on July 9, 2008, the effective date of the Merger, each share of the Company’s common stock, par value $0.0001 per share, outstanding immediately prior to the Merger was cancelled and converted into the right to receive $1.80 in cash.
     Accordingly, the Company hereby files this Post-Effective Amendment No. 1 in order to remove from registration the Registered Securities that have not been and will not be issued under the Registration Statement. Upon effectiveness hereof, none of the Registered Securities remain registered under the Registration Statement for issuance.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo and State of California, on the 9th day of July 2008.

180 CONNECT INC.
By /s/ Keith U. Landenberger
Name:	Keith U. Landenberger
Title:	Senior Vice President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signatures	Title	Date

/s/ Chase Carey Chase Carey	President and Chief Executive Officer	July 9, 2008
/s/ Pat Doyle Pat Doyle	Senior Vice President and Chief Financial Officer	July 9, 2008
/s/ Chase Carey Chase Carey	Director	July 9, 2008

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